Exhibit 10.6

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of             , 2012 by and among Empire State Realty Trust, Inc., a Maryland corporation (the “REIT”), Empire State Realty OP, L.P., a Delaware limited partnership (the “Partnership”), Anthony E. Malkin and Peter L. Malkin, on behalf of themselves and the other persons set forth on Schedule 2.1(i) hereof (each a “Protected Partner,” and collectively the “Protected Partners”).

WHEREAS, pursuant to certain transaction agreements, dated as of             , 2011 (the “Transaction Agreements”), various entities of which the Protected Partners were members or partners and that directly or indirectly own or lease real property (the “Existing Entities”), as identified in such Transaction Agreements, subject to specified liabilities merged with the Partnership or a Subsidiary of the Partnership, with the Protected Partners receiving common units (“OP Units”) of limited partnership interest in the Partnership (the “Transaction”).

WHEREAS, it is intended for federal income tax purposes that the Transaction be treated as a transfer of the equity interests in the Existing Entities to the Partnership in exchange for OP Units under Section 721 of the Code (as defined below) including, where applicable, pursuant to the “assets over” form of transaction set forth in Treasury Regulation Section 1.708-1(c)(3);

WHEREAS, in accordance with Section          of the Transaction Agreements and in consideration for the agreement of the Protected Partners to consummate the Transaction, the parties desire to enter into this Agreement regarding certain tax matters associated with the Transaction; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Partnership regarding the disposition of certain of the assets of Partnership or other contributed assets and certain debt obligations of the Partnership, its partners and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Transaction Agreements, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Transaction Agreements (as defined above).

“Agreement” has the meaning set forth in the recitals.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner to become a “DRO Partner” as defined in the Partnership Agreement.

“DRO Amounts” has the meaning set forth in Section 3.8.

“Existing Entities” has the meaning set forth in the recitals.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loan existing, incurred (or assumed) by the Partnership or any of its Subsidiaries that is guaranteed in whole or in part by Partner Guarantors at any time on or after the Closing Date pursuant to Article 3 hereof.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 3.2 hereto next to such Protected Partner’s name, as amended from time to time.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“OP Units” means units of limited partnership interest of the Partnership owned by the Protected Partners, as described in the Partnership Agreement, and any other partnership interest into which such OP Units may be converted.

“Partner Guarantor” means a Protected Partner who has guaranteed any portion of a Guaranteed Debt. The Partner Guarantors and each Partner Guarantor’s dollar amount share of the Guaranteed Amount with respect to the Guaranteed Debt, of the Closing Date will be set forth on Schedule 3.3 hereto as amended from time to time.

“Partnership” means Empire State Realty OP, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of                      as amended through the Closing Date, and as the same may be further amended in accordance with the terms thereof.

“Proceeding” has the meaning set forth in Section 7.1.

“Protected Gain” shall mean all of the gain that would be allocable to and/or recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Protected Property or a direct or indirect interest therein in a fully taxable transaction, with such initial Protected Gain calculated on the Closing Date assuming the consideration equal to the Section 704(c) Value of such Protected Property as set forth in Schedule 2.1(ii) and Schedule 2.1(iii) hereto, as applicable, and as adjusted from time to time pursuant to the Code and the Treasury Regulations. For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, any “reverse Section 704(c) gain” allocated to such Partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account unless, as a result of adjustments to the Gross Asset Value (as defined in the Partnership Agreement) of any Protected Property pursuant to clause (b) of the definition of Gross Asset Value as set forth in the Partnership Agreement, all or a portion of the gain recognized by the Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain.

“Protected Indebtedness” has the meaning set forth in Section 3.1.

“Protected Partner” means (i) any person set forth on Schedule 2.1(i) hereto as a “Protected Partner” and (ii) any person who acquires OP Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such OP Units.

“Protected Property” means (i) each of the properties identified as a Protected Property on Schedule 2.1(ii) or Schedule 2.1(iii) hereto; (ii) a direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such interest would result in the recognition of Protected Gain with respect to a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein. For the avoidance of doubt, if any Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized, and if the acquiring entity’s disposition of such Protected Property would cause the Protected Partners to recognize gain or loss as a result thereof, such Protected Property shall still be subject to this Agreement.

“Qualified Guarantee” has the meaning set forth in Section 3.3.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.3.

“REIT” means Empire State Realty Trust, Inc., a Maryland corporation.

“REIT Shares” means the Class A common stock, par value $0.01 per share, or the Class B common stock, par value $0.01 per share, of the REIT.

“Section 704(c) Value” means the fair market value of a Protected Property as set forth next to each Protected Property on Schedule 2.1(ii) or Schedule 2.1(iii). For purposes of this Agreement, the agreed Section 704(c) Value for all Protected Properties acquired by the Partnership from the Protected Partners in the Transaction will be the agreed value of the OP Units to be issued in the Transaction with respect to the Protected Properties plus the mortgage debt secured by or allocable to such properties outstanding on the Closing Date. The Section 704(c) Value for each Protected Property shall be as determined pursuant to this Agreement and the Transaction Agreements. The Partnership shall initially carry each Protected Property on its books at a value equal to the Section 704(c) Value of such Protected Property as set forth above.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest.

“Successor Partnership” has the meaning set forth in Section 2.2.

“Tax Claim” has the meaning set forth in Section 7.1.

“Tax Protection Period” means (i) with respect to the obligations of the Partnership set forth in Article II hereof (X) with respect to the Protected Property set forth on Schedule 2.1(ii) the period commencing on the Closing Date and ending at 12:01 AM on the day after the twelve (12) year anniversary of the Closing Date and (Y) with respect to the Protected Properties set forth on Schedule 2.1(iii), the later of (A) the period commencing on the Closing Date and ending at 12:01 AM on the day after the eight (8) year anniversary of the Closing Date and (B) the death of both Peter L. Malkin and Isabel W. Malkin, and (ii) with respect to the obligations of the Partnership set forth in Article III hereof the period commencing on the Closing Date and ending at the earlier of (A) the date on which a Protected Partner no longer owns (directly or indirectly) a number of OP Units and/or REIT shares equal to 50% of the OP Units and REIT shares it received in the Transaction.

“Transaction” has the meaning set forth in the recitals.

ARTICLE II

RESTRICTIONS ON DISPOSITIONS OF

PROTECTED PROPERTIES

2.1. General Prohibition on Disposition of Protected Properties. The REIT and the Partnership agree for the benefit of the Protected Partners, for the term of the Tax Protection Period and without the consent of Anthony E. Malkin not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause a Protected Partner to recognize any Protected Gain. Without limiting the foregoing, (i) any transaction or event which would cause a Protected Partner to recognize or be allocated gain for federal income tax purposes with respect to any Protected Property or any direct or indirect interest therein will be treated as a disposition of a Protected Property, and (ii) a disposition shall include any transfer, voluntary or involuntary, in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding. Notwithstanding anything in this Agreement to the contrary, this Article 2 shall not apply to a condemnation or other taking of any Protected Property or any direct or indirect interest therein by a governmental entity or authority in an eminent domain proceeding. However, if a transfer of a Protected Property or any direct or indirect interest therein occurs pursuant to the preceding sentence, the Partnership shall use its best efforts to qualify such transfer as an involuntary conversion under Section 1033 of the Code that does not result in the recognition of Protected Gain by a Protected Partner.

2.2. Exceptions Where No Gain Recognized. Notwithstanding the restrictions set forth in Section 2.1, the Partnership may dispose of any Protected Property (or an interest therein) if and to the extent that such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, does not result (in the year of such disposition or in a later year within the Tax Protection Period) in the recognition of any Protected Gain to a Protected Partner. In further clarification thereof:

(i) in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange and within the Tax Protection Period that would cause Section 1031(f)(1) of the Code to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4) of the Code) and a result of which is to cause a Protected Partner to recognize Protected Gain shall be considered a violation of Section 2.1 by the Partnership; and

(ii) in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by a Partner Guarantor (or for which a Protected Partner otherwise has personal liability) and the transferee is not a “pass-through” Subsidiary of the Partnership that both is 100% owned, directly or indirectly, by the Partnership and is and will continue to be under the legal control of the Partnership, (a) in the Partnership’s sole discretion, either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners that has guaranteed, or otherwise has liability for, such indebtedness and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period with respect to Article 3 shall not have expired, the Partnership shall comply with its covenants set forth in Article 3 below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.5 treating such events as a repayment of the Guaranteed Debt).

2.3. Mergers. Any merger or consolidation involving the Partnership or any Subsidiary, whether or not the Partnership or Subsidiary is the surviving entity in such merger or consolidation, that results in a Protected Partner being required to recognize part or all of the Protected Gain shall be deemed to be a disposition of the Protected Property for purposes of Section 2.1, and Article 4 shall fully apply. In the event of a merger or consolidation involving the Partnership (or any Subsidiary) and a Successor Partnership, the Successor Partnership shall have agreed in writing for the benefit of the Protected Partners that all of the restrictions contained in this Agreement shall continue to apply, including but not limited to, those with respect to each Protected Property.

ARTICLE III

ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY

AND DEFICIT RESTORATION OBLIGATIONS

3.1. Maintenance of Certain Existing Indebtedness. The Operating Partnership shall maintain the existing indebtedness secured by each of the Protected Properties (the “Protected Indebtedness”) until maturity and shall at no time prepay any amounts outstanding under such Protected Indebtedness; provided that the Operating Partnership may refinance any Protected Indebtedness so long as the principal amount of such refinanced Protected Indebtedness is at least equal to the principal amount of the current Protected Indebtedness and the maturity date is no earlier than the existing maturity date. In addition, prior to each such Protected Indebtedness becoming due and payable at maturity, the Operating Partnership shall use commercially reasonable efforts to refinance each such Protected Indebtedness at its current principal amount outstanding, or, in the event such Protected Indebtedness cannot be refinanced at its current principal amount outstanding, at the highest principal amount possible. In the event any such Protected Indebtedness cannot be refinanced at its current principal amount at or prior to maturity, the remaining provisions of this Article III shall be applicable to ensure that each Protected Partner that is currently allocated a share of such Protected Indebtedness secured by a Protected Property continues to be allocated such Protected Partner’s Minimum Liability Amount.

3.2. Minimum Liability Allocations. During the Tax Protection Period, the Partnership will offer to each Protected Partner at the Protected Partner’s option the opportunity (i) to enter into a “bottom dollar guarantee” (whether individually or as part of a group of partners) of indebtedness of the Partnership or a wholly-owned “pass-through” Subsidiary of the Partnership or (ii) in the event the Partnership has sufficient recourse debt outstanding and the Protected Partner agrees in lieu of entering into a bottom dollar guarantee pursuant to clause (i) above, to enter into a DRO, in such amount or amounts so as to cause the amount of Partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of Partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount. In the event a Protected Partner has elected to enter into a DRO in an amount less than its Minimum Liability Amount, at least every two years following the establishment of such DRO during the Tax Protection Period, the Partnership shall provide such Protected Partner with the opportunity to increase the amount of such DRO to an amount equal to such Protected Partner’s Minimum Liability Amount. In order to minimize the need for Protected Partners to enter into guarantees or DROs, the Partnership will use the optional method under Treasury Regulation Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by any property acquired by the Partnership pursuant to the Transaction to and for the benefit of the Protected Partners to the extent that the “built-in gain” allocable to the Protected Partner under Section 704(c) of the Code with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such property allocated to the Protected Partners under Treasury Regulation Section 1.752-3(a)(2). A bottom dollar guarantee or a DRO entered into by a Protected Partner pursuant to this Section 3.2 shall, for purposes of this Agreement, be presumed to cause a Protected Partner to be allocated an amount of liabilities equal to such Protected Partner’s Guaranteed Amounts of Guaranteed Debt or such Protected Partner’s DRO amount, as applicable, for purposes of Sections 465 and 752 of the Code.

3.3. Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of Section 3.2, (1) the indebtedness to be guaranteed must also satisfy conditions (i) through (vi) set forth in this Section 3.3 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 3.9 or containing substantially similar terms and conditions if the lender of the indebtedness to be guaranteed requires use of its form guarantee agreement that satisfies the conditions set forth in Sections 3.3(i) and (iii) below (a “Qualified Guarantee”); (3) the amount of indebtedness offered to be guaranteed by the Partner Guarantor, if pursuant to Section 3.5, must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered; and (4) the indebtedness to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their OP Units. If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3, such indebtedness thereafter shall be considered a Guaranteed Debt of the Partnership and subject to all of this Article 3.

The conditions that must be satisfied at all times with respect to any Guaranteed Debt offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:

(i) each such guarantee shall be a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any bottom dollar guarantees permitted pursuant to this clause (i) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.6 below, but only to the extent that, in either case, such guarantees are bottom dollar guarantees with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(ii) the fair market value of the property collateral (not including any guarantees) against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan will be the conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than (X) 350% of the sum of the Guaranteed Debt, provided that if interest on such liability is not required to be paid at least annually or if the documents evidencing such liability permit the borrower to borrow additional amounts that are secured by the property collateral, the outstanding principal amount of such liability shall include the maximum amount that could be so added to the principal amount of such liability without a default; and (Y) 500% of the aggregate Guaranteed Amounts with respect to the Guaranteed Debt at the time the guarantee is executed;

(iii) (A) the executed guarantee must be executed by and delivered to the lender, (B) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender, and (C) the guarantee must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located;

(iv) as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation Section 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3;

(v) the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 50% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed. Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners. If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 35% limitation set forth in this Section 3.3(v); and

(vi) the obligor with respect to the Guaranteed Debt is the Partnership or a non-corporate entity in which the Partnership owns, directly and indirectly, 100% of the economic interests and which is and will continue to be under the legal control of the Partnership.

The Partnership shall be deemed to satisfy the requirements of Sections 3.3(i), (ii) and (v) if, in lieu of offering a bottom dollar guarantee of indebtedness secured by specific properties, it offers a bottom dollar guarantee (or an indemnity of an existing guarantor) of a general unsecured obligation of the Partnership which is recourse, without limitation, to all of the assets of the Partnership and is made by a third party institutional lender with financial covenants that are standard for such a loan.

3.4. Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in Section 2.2(ii) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral for a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in

Section 3.3 would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity to enter into a Qualified Guarantee of other Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) or, in the event the Partnership has sufficient recourse indebtedness and the Protected Partner agrees in lieu of entering into a Qualified Guarantee of replacement indebtedness to enter into a DRO in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor.

3.5. Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt or otherwise take any action that would result in a decrease in the amount of Partnership liabilities allocated to a Partner Guarantor, unless (i) after taking into account such repayment or other action, each Partner Guarantor would be entitled, pursuant to Section 752 of the Code and the Treasury Regulations thereunder, to include in its adjusted tax basis for its OP Units an amount of Partnership liabilities at least equal to its Minimum Liability Amount or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment, refinancing or other action, offers to the applicable Partner Guarantors at their election the opportunity either (A) to enter into a Qualified Guarantee with respect to other indebtedness of the Partnership or a wholly-owned “pass-through” Subsidiary of the Partnership or (B) in the event the Partnership has sufficient recourse debt outstanding and the Protected Partner agrees in lieu of entering into a Qualified Guarantee pursuant to clause (A) above, to enter into a DRO, in either case in an amount sufficient so that, taking into account such guarantees of such other indebtedness or DROs and taking into account the presumption in the last sentence of Section 3.2, each such Partner Guarantor would be entitled, pursuant to Section 752 and the Treasury Regulations thereunder, to include in its adjusted tax basis for its OP Units an amount of Partnership liabilities equal to the Minimum Liability Amount for such Partner Guarantor.

3.6. Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.3(ii) and (v) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.3(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting bottom dollar guarantees previously permitted pursuant to this Section 3.6 or Sections 3.4(i) and (ii) above, for purposes of making the computation provided for in Section 3.3(ii)), and (ii) and such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its OP Units pursuant to Treasury Regulation Section 1.752-2.

3.7. Process. Whenever the Partnership is required under this Article 3 to offer to a Partner Guarantor an opportunity to guarantee indebtedness or enter into a DRO, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee or DRO would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class certified mail to the last known address of such Partner Guarantor (as reflected in the records of the Partnership) a guarantee agreement or, if such Partner Guarantor has agreed to enter into a DRO, a consent to DRO form to be executed, and a brief letter explaining the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the indebtedness to be guaranteed (or, in the case of a DRO, the terms of the Partnership recourse debt), a brief description of the collateral for the indebtedness, a statement of the amount to be guaranteed

(or DRO amount), the address to which the executed guarantee agreement (or consent to DRO form) must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such guarantee agreement (or consent to DRO form) within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed (or that would be subject to the DRO) and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred). If a notice is properly sent in accordance with this procedure, the Partnership shall have no responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.

3.8. Deficit Restoration Obligation. In the event a Protected Partner has elected to enter into a DRO, the Partnership will maintain an amount of indebtedness of the Partnership that would be considered “recourse” indebtedness of the Partnership at least equal to the sum of the “DRO Amounts” (as defined in the Partnership Agreement) of all Protected Partners (plus, the DRO Amounts, if any, of other partners in the Partnership). The DRO entered into by the Protected Partner pursuant to this Agreement shall be presumed for purposes of this Agreement, to cause the Protected Partner to be allocated an amount of liabilities equal to the DRO Amount of such Protected Partner for purposes of Sections 465 and 752 of the Code.

3.9. Presumption as to Schedule 3.9. A guarantee in the form of the Guarantee Agreement attached hereto as Schedule 3.9 that is (A) properly executed by the Partner Guarantor and the lender and (B) delivered to the lender shall be conclusively presumed to satisfy the conditions set forth in Section 3.3(i) and 3.3(iii) and to have caused the Guaranteed Debt to be considered allocable to the Protected Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation Section 1.752-2 so long as all of the following conditions are met with respect such Guaranteed Debt:

(i) there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3 or that are otherwise permitted pursuant to 3.3(i) and (v));

(ii) the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii) no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.6;

(iv) the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation Section 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and

(v) none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation Section 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person to be considered to bear the economic risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation Section 1.752-2 or that would cause such person to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

Notwithstanding the foregoing, if, due to a change in law, a Protected Partner believes that such Protected Partner may no longer continue to be allocated such Protected Partner’s Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Guarantee Agreement and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Guarantee Agreement amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt, or such Protected Partner, at its option shall be offered the opportunity to enter into a DRO, in an amount equal to such Guaranteed Amount so that the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law.

ARTICLE IV

REMEDIES FOR BREACH

4.1. Monetary Damages. In the event that the Partnership or a Subsidiary breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to Protected Partner as damages, an amount equal to:

(i) in the case of a violation of Article 3, the aggregate federal, state and local income taxes (including any applicable alternative minimum tax, to the extent that such Protected Partner is actually subject to such tax for the relevant taxable year) incurred by the Protected Partner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner by reason of such breach; and

(ii) in the case of a violation of Article 2, the aggregate federal, state, and local income taxes (including any applicable alternative minimum tax, to the extent that such Protected Partner is actually subject to such tax for the relevant taxable year) incurred with respect to the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner under the Partnership Agreement;

plus an additional amount so that, after the payment by such Protected Partner of all federal, state and local income taxes on amounts received pursuant to this Section 4.1 (including any tax liability incurred as a result of such Protected Partner’s receipt of such indemnity payment), such Protected Partner retains an amount equal to its total federal, state and local income tax liability incurred as a result of such breach.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state and local income taxes payable as a result thereof shall be treated as fully deductible for purposes of computing federal income taxes (unless and to the extent that such Protected Partner is actually subject to the federal alternative minimum tax for the relevant taxable year and such deductions are not allowable for purposes of computing such tax), and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s taxable income (taking into account the character of such income or gain) for the year with respect to which the taxes must be paid, and, except as described in clause (i), without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years.

ARTICLE V

SECTION 704(C) METHOD AND ALLOCATIONS

5.1. Application of “Traditional Method.” Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulation Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to the Protected Properties and all other properties acquired by the Partnership pursuant to the Transaction Agreements (with no “curative allocation” to offset the effects of the “ceiling rule,” including upon any sale of such a property).

ARTICLE VI

ALLOCATIONS OF LIABILITIES PURSUANT TO TREASURY REGULATIONS

UNDER SECTION 752

6.1. Allocation Methods to be Followed. Absent a determination to the contrary by the Internal Revenue Service or a court and subject to Section 6.2, all tax returns prepared by the Partnership with respect to the Tax Protection Period that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulation Section 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness entered into pursuant to other agreements with the Partnership) pursuant to Treasury Regulation Section 1.752-2 equal to the sum of such Partner Guarantor’s Minimum Liability Amount, as set forth on Schedule 3.2 hereto and as may be reduced pursuant to the terms of this Agreement (including, if a Partner Guarantor declines an opportunity to guarantee indebtedness of the Partnership or enter into a DRO pursuant to Section 3.7 of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Tax Protection Period, take any contrary or inconsistent position in any federal, state or local income tax returns (including, without limitation, information returns, such as Schedules K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership).

6.2. Exception to Required Allocation Method. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership is provided an opinion of a law firm recognized as expert in such matters or a nationally recognized public accounting firm to the effect that there is not “substantial authority” (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocations or there has been a judicial determination in a proceeding to which the Partnership is a party and as to which the Protected Partners have been allowed to participate as and to the extent contemplated in Article 7 to the effect that such allocations are not correct. In no event shall this Section 6.2 be construed to relieve the Partnership from any liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.

6.3. No Representation With Regard to Tax Treatment. The REIT and the Partnership (a) make no representation to any Protected Partner or Partner Guarantors regarding and (b) provided that the REIT and the Partnership comply with their obligations under this Agreement have no liability to any Protected Partner for or in respect of, the tax consequences to such partners of the Transaction or any other transactions contemplated herein including whether becoming a Partner Guarantor of Guaranteed Debt or entering into a DRO shall be respected for federal income tax purposes as causing such partner to be considered to “bear the economic risk of loss” with respect to indebtedness for purposes of Section 752 or Section 465 of the Code.

ARTICLE VII

TAX PROCEEDINGS

7.1. Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against the Protected Partners or the Partnership the calculation of which involves a matter covered in this Agreement or the income tax treatment of the Transaction (a “Tax Claim”), or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect (adversely or otherwise) the Protected Partners (a “Proceeding”), then the REIT or the Partnership, as applicable, shall promptly notify the Protected Partners of such Tax Claim or Proceeding, but in no event later than 20 business days after receipt of such notice.

7.2. Control of Tax Proceedings. The REIT, as the general partner of the Partnership shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners and that the Protected Partners shall have the right to participate in such Proceeding or Tax Claim at their own expense, and the REIT shall not settle, compromise and/or concede such Proceeding or Tax Claim without the Consent of the Protected Partners, which Consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE VIII

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS;

APPROVAL OF CERTAIN TRANSACTIONS

8.1. Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by the REIT, as general partner of the Partnership, and each of the Protected Partners.

8.2. Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE IX

MISCELLANEOUS

9.1. Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2. Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

9.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided, that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake (directly or indirectly) any transfer of all or substantially all of the assets of either entity (whether by merger, spin-off or transfer, including a transfer by a Subsidiary, or otherwise) unless the transferee has in writing acknowledged and agreed to be bound by this Agreement, provided, that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4. Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.5. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership, or the REIT, to:

Empire State Realty OP, L.P.

c/o Empire State Realty Trust, Inc.

60 E. 42nd Street

New York, New York 10165

(ii)	if to a Protected Partner, to the address on file with the Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.7. Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

9.8. Consent to Jurisdiction; Enforceability.

(i) This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(ii) Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.9. Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

9.10. Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

IN WITNESS WHEREOF, the REIT, the Partnership, and Anthony E. Malkin and Peter L. Malkin, on behalf of themselves and the other Protected Partners, have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

EMPIRE STATE REALTY TRUST, INC., a Maryland corporation

By:
Name:
Title:

EMPIRE STATE REALTY OP, L.P., a Delaware limited partnership

By:	EMPIRE STATE REALTY TRUST, INC., its sole General Partner

By:
Name:
Title:

Anthony E. Malkin

Peter L. Malkin